Jeffrey A. Pontius

March 6, 2009

Bill Nance
Chairman
GoldSpring Inc.

Dear Bill:

Over the past few weeks my appreciation for the magnitude of the GoldSpring situation and demands that will be required on its board members have firmly hit home.  In looking at my existing personal and business requirements I do not feel I can devote the necessary time and effort to the Company and I must resign my position on the board effectively today March 5, 2009.

Please cancel all option packages and other compensation may have been assigned to me.  I will delete my Edgar listing as of March 6, 2009.  I will assume that the Company will make a public notification regarding my resignation in a timely manner.

I wish you and the rest of the board all the best in going forward with the Company and the exciting Comstock project.

Sincerely,

Jeffrey A. Pontius

 Cc           R. Faber